UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT PURSUANT

TO SECTION 13 OR 15(D) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported)       June 18, 2008

SUN-TIMES MEDIA GROUP, INC.
(Exact name of registrant as specified in its charter)
Delaware
(State or other jurisdiction of incorporation)
1-4164	95-3518892
(Commission File Number)	(I.R.S. Employer Identification No.)
350 North Orleans, 10-S Chicago, Illinios	60654
(Address of principal executive offices)	(Zip Code)

(312) 321-2299
(Registrant’s Telephone Number, Including Area Code)

NOT APPLICABLE
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement.

On June 18, 2008, Sun-Times Media Group, Inc. (the “Company”) closed the transactions included in the revised settlement agreement (“Revised Settlement Agreement”) with Hollinger Inc. (“Hollinger”) and certain other parties, which had been previously announced on May 14, 2008. Pursuant to the Revised Settlement Agreement, the Company has settled and resolved the various disputes and litigation among the Company, its controlling stockholder, Hollinger, and Hollinger’s largest secured noteholder, Davidson Kempner Capital Management LLC. The terms of the Revised Settlement Agreement are described in the Company’s 8-K dated May 14, 2008.

As part of the closing with respect to the Revised Settlement Agreement, the Company, Davidson Kempner Capital Management LLC and its affiliates, Hollinger, 4322525 Canada Inc. (a subsidiary of Hollinger), and Sugra Limited (collectively, the “Parties”) entered into the Full and Final Mutual Release dated as of June 18, 2008, which fully, finally and forever released one another from claims, damages, and causes of action, along wih their current and former counsel (other than Tory’s LLP), subsidiaries, divisions, employees, consultants, advisors, directors, and officers (other than Conrad M. Black and certain other persons or entities controlled by them). The Parties did not intend to release any claims they each could, may, or do have to any coverage under any insurance policies as a covered insured.

Additionally, the Company, Hollinger, and 4322525 Canada Inc. entered into a Registration Rights Agreement dated as of June 18, 2008 with respect to the Class A Common Stock of the Company that were issued upon the conversion of all of the shares of Class B Common Stock of the Company (previously held by Hollinger and 4322525 Canada Inc.), as well as with respect to the new shares of Class A Common Stock issued to Hollinger and 4322525 Canada Inc., in both cases, pursuant to the Revised Settlement Agreement.

Item 3.02	Unregistered Sales of Equity Shares

On June 18, 2008, pursuant to the terms of the Revised Settlement Agreement, all of the shares of Class B Common Stock of the Company held by each of Hollinger and 4322525 Canada Inc., 2,000,000 and 12,990,000, respectively, were converted on a one-for-one basis into an equal number of shares of Class A Common Stock of the Company. The conversion was exempt from the registration requirements of the Securities Act by Section 3(a)(9) thereunder.

In addition, pursuant to the terms of the Revised Settlement Agreement, the Company issued 200,000 additional shares of Class A Common Stock to Hollinger and 1,299,000 additional shares of Class A Common Stock to 4322525 Canada Inc. The securities were issued in a transaction not involving a public offering in reliance on the exemption from the registration requirements of the Securities Act by Section 4(2) thereunder.

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On June 18, 2008, pursuant to the Revised Settlement Agreement, Wes Voorheis, William Aziz, Edward Hannah, Peter Dey, Brent Baird and Albrecht Bellstedt resigned from the Company’s Board of Directors (the “Board”).

On June 20, 2008, the Board, reduced its size to seven directors and elected Mr. Dey and Robert B. Poile to the Board. Mr. Dey will serve as Chairman of the Nominating and Governance Committee and as a member of the Compensation Committee. Mr. Poile will serve on the Audit Committee.

Mr. Dey has been the Chairman of Paradigm Capital Inc., a Canadian securities firm, since November 2005. From January 2003 to November 2005, Mr. Dey was a partner in the law firm of Osler, Hoskin & Harcourt. Mr. Dey currently serves as a director of Addax Petroleum Corporation, Goldcorp Inc. and Redcorp Ventures Ltd., each of which is a Canadian public reporting company.

Mr. Poile is currently a Portfolio Strategist at Polar Securities, Inc. and a Trustee of the Board of Cinram International Income Fund, a Canadian public company. Polar Securities Inc. and its affiliates own 8,768,163 shares of the Company’s Class A Common Stock as of June 4, 2008, the date of its most recent filing with the Securities and Exchange Commission. Following the closing, under the Revised Settlement Agreement, such number of shares represented approximately 10.70% of the outstanding shares of the Company’s Class A Common Stock. In 2004, Mr. Poile became President and CEO of Clublink, resigning upon sale of the investment in 2007. In the past, Mr. Poile has acted as Chairman, Director or officer of various entities, including Dylex Limited, Repap Enterprises Inc., Spar Aerospace, Call-Net Enterprises Inc., and Clublink Corporation.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

SUN-TIMES MEDIA GROUP, INC. (Registrant)
Date: June 23, 2008	By:	/s/ James D. McDonough
Name: James D. McDonough Title: Vice President, General Counsel and Secretary